                                                Filed Pursuant to Rule 424(B)(4)
                                                      Registration No. 333-32348
                    Supplement No. 4 Dated December 22, 2000
                        To Prospectus Dated June 6, 2000
                           Related to $550,000,000 of
                       4% Convertible Subordinated Notes
                             Due December 15, 2006
                                      and
                       15,873,000 Shares of Common Stock,
                         $.001 Par Value Per Share, of
                               BEA Systems, Inc.

                        SEE "RISK FACTORS' BEGINNING ON
                     PAGE 9 OF THE ACCOMPANYING PROSPECTUS
                    FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

   All capitalized terms used but not defined herein shall have meanings prescribed in the Prospectus dated June 6, 2000, forming a part of the Registration Statement on Form S-3, File No. 333-32348. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. Any cross references in the Supplement refer to portions of the Prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined of this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The following information amends, restates and updates the information found on pages 19-23 of the Prospectus under the caption "Selling Securityholders" based on certain information received, and relied upon, by the Company through
December   , 2000 as to the security ownership of the Selling Securityholders:

                                                                       Shares
                                                                    Beneficially
                             Shares Beneficially                     Owned After
                               Owned Prior to                       Completion of
                                 Offering(1)                       Offering(1)(3)
                           ------------------------               -----------------
                                         Percentage                      Percentage
                                             of        Shares                of
 Selling Securityholders      Number     Class(2)+    Offered     Number Class(2)+
 -----------------------   ------------  ---------- ------------  ------ ----------
 Deutsche Bank Securities
  Inc....................     4,783,169     1.2%       4,783,169     0       **
                           $165,737,000*   30.1%    $165,737,000*            **

 Janus Capital
  Corporation............     3,443,632       **       3,443,632     0       **
                           $119,322,000*   21.6%    $119,322,000*            **

 Goldman Sachs and
  Company................       740,922       **         740,922     0       **
                           $ 25,673,000*    4.6%    $ 25,673,000*            **

 California Public
  Employees' Retirement
  System.................       647,041       **         647,041     0       **
                           $ 22,420,000*    4.0%    $ 22,420,000*            **

 Fidelity Convertible
  Securities Fund........       565,656       **         565,656     0       **
                           $ 19,600,000*    3.5%    $ 19,600,000*            **
 JMG Triton Offshore
  Fund, Ltd. ............       531,024       **         531,024     0       **
                           $ 18,400,000*    3.3%    $ 18,400,000*            **

 Highbridge International
  LLC....................       526,695       **         526,695     0       **
                           $ 18,250,000*    3.3%    $ 18,250,000*            **

                                                                       Shares
                                                                    Beneficially
                             Shares Beneficially                     Owned After
                               Owned Prior to                       Completion of
                                 Offering(1)                       Offering(1)(3)
                           ------------------------               -----------------
                                         Percentage                      Percentage
                                             of        Shares                of
 Selling Securityholders      Number     Class(2)+    Offered     Number Class(2)+
 -----------------------   ------------  ---------- ------------  ------ ----------
 JMG Capital Partners,
  LP.....................       444,415       **         444,415     0       **
                           $ 15,399,000*    2.8%    $ 15,399,000*            **

 TCW Group, Inc. ........       443,145       **         443,145     0       **
                           $ 15,355,000*    2.7%    $ 15,355,000*            **

 Canyon Value Realization
  (Cayman) Ltd...........       432,900       **         432,900     0       **
                           $ 15,000,000*    2.7%    $ 15,000,000*            **

 New York Life Insurance
  Company................       432,900       **         432,900     0       **
                           $ 15,000,000*    2.7%    $ 15,000,000*    0       **

 FSS Franklin California
  Growth Fund............       375,180       **         375,180     0       **
                           $ 13,000,000*    2.3%    $ 13,000,000*            **

 Guardian Life Insurance
  Co. ...................       288,600       **         288,600     0       **
                           $ 10,000,000*    1.8%    $ 10,000,000*            **

 Value Realization Fund,
  LP.....................       288,600       **         288,600     0       **
                           $ 10,000,000*    1.8%    $ 10,000,000*            **

 Marsico Growth & Income
  Fund...................       237,229       **         237,229     0       **
                           $  8,220,000*    1.4%    $  8,220,000*            **

 Franklin Equity Fund....       230,880       **         230,880     0       **
                           $  8,000,000*    1.4%    $  8,000,000*            **

 State of Oregon Equity..       230,880       **         230,880     0       **
                           $  8,000,000*    1.4%    $  8,000,000*            **

 Kentfield Trading,
  Ltd. ..................       180,375       **         180,375     0       **
                           $  6,250,000*    1.1%    $  6,250,000*            **

 KBC Financial Products
  U.S.A..................       158,730       **         158,730     0       **
                           $  5,500,000*    1.0%    $  5,500,000*            **

 Nomura Securities
  International Inc. ....       158,730       **         158,730     0       **
                           $  5,500,000*    1.0%    $  5,500,000*            **

 Allstate Insurance
  Company................       151,515       **         151,515     0       **
                           $  5,250,000       **    $  5,250,000             **

 Delta Airlines Inc.
  Retirement Plan........       144,300       **         144,300     0       **
                           $  5,000,000*      **    $  5,000,000*            **

 Morgan Stanley & Co. ...       144,300       **         144,300     0       **
                           $  5,000,000*      **    $  5,000,000*            **

 Robertson Stephens......       144,300       **         144,300     0       **
                           $  5,000,000*      **    $  5,000,000*            **

 Tennessee Consolidated
  Retirement System......       144,300       **         144,300     0       **
                           $  5,000,000*      **    $  5,000,000*            **

 Van Kampen Harbor Fund..       129,870       **         129,870     0       **
                           $  4,500,000       **    $  4,500,000             **

                                                                     Shares
                                                                  Beneficially
                            Shares Beneficially                    Owned After
                               Owned Prior to                     Completion of
                                Offering(1)                      Offering(1)(3)
                           -----------------------              -----------------
                                        Percentage                     Percentage
                                            of       Shares                of
 Selling Securityholders     Number     Class(2)+    Offered    Number Class(2)+
 -----------------------   -----------  ---------- -----------  ------ ----------
 Pilgrim Convertible
  Fund...................      123,751      **         123,751     0       **
                           $ 4,288,000*     **     $ 4,288,000*            **

 Deephaven Domestic
  Convertible Trading
  Ltd. ..................      115,440      **         115,440     0       **
                           $ 4,000,000*     **     $ 4,000,000*            **

 Oppenheimer Convertible
  Securities Fund........      115,440      **         115,440     0       **
                           $ 4,000,000*     **     $ 4,000,000*            **

 Toronto Dominion (New
  York), Inc. ...........      115,440      **         115,440     0       **
                           $ 4,000,000*     **     $ 4,000,000*            **

 Alta Partners Holdings,
  LDC....................      112,554      **         112,554     0       **
                           $ 3,900,000*     **     $ 3,900,000*            **

 Nations Marsico Growth &
  Income Fund............      109,004      **         109,004     0       **
                           $ 3,777,000*     **     $ 3,777,000*            **

 General Motors Employees
  Global Group Pension
  Trust..................       98,037      **          98,037     0       **
                           $ 3,397,000*     **     $ 3,397,000*            **

 Arkansas Teachers
  Retirement System......       95,930      **          95,930     0       **
                           $ 3,324,000*     **     $ 3,324,000*            **

 Clinton Riverside
  Convertible Portfolio
  Limited................       72,150      **          72,150     0       **
                           $ 2,500,000*     **     $ 2,500,000*            **

 Granville Capital
  Corporation............       72,150      **          72,150     0       **
                           $ 2,500,000*     **     $ 2,500,000*            **

 Morgan Stanley Dean
  Witter convertible
  Securities Trust.......       72,150      **          72,150     0       **
                           $ 2,500,000*     **     $ 2,500,000*            **

 Putnam Convertible
  Income-Growth Trust....       72,150      **          72,150     0       **
                           $ 2,500,000*     **     $ 2,500,000*            **

 PRIM Board..............       70,707      **          70,707     0       **
                           $ 2,450,000*     **     $ 2,450,000*            **

 State of Maryland.......       66,724      **          66,724     0       **
                           $ 2,312,000*     **     $ 2,312,000*            **

 BP Amoco PLC, Master
  Trust..................       64,184      **          64,184     0       **
                           $ 2,224,000*     **     $ 2,224,000*            **

 Chase Manhattan Bank,
  NA-Trustee-Amoco C.P.,
  Employee Pension Plan..       64,184      **          64,184     0       **
                           $ 2,224,000*     **     $ 2,224,000*            **

 San Diego County
  Convertible............       63,809      **          63,809     0       **
                           $ 2,211,000*     **     $ 2,211,000*            **

                                                                  Shares
                                                               Beneficially
                               Shares                             Owned
                            Beneficially                          After
                            Owned Prior                         Completion
                                 to                                 of
                            Offering(1)                       Offering(1)(3)
                           -----------------------              -----------------
                                        Percentage                     Percentage
                                            of       Shares                of
 Selling Securityholders     Number     Class(2)+    Offered    Number Class(2)+
 -----------------------   -----------  ---------- -----------  ------ ----------
 Salomon Smith Barney,
  Inc. ..................       59,653      **          59,653     0       **
                           $ 2,067,000*     **     $ 2,067,000*            **

 Bear, Stearns & Co.
  Inc....................       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 Boulder II Limited......       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 CIBC World Markets......       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 Lyxor Master Fund.......       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 Paloma Strategic
  Securities Limited.....       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 White River Securities
  LLC....................       57,720      **          57,720     0       **
                           $ 2,000,000*     **     $ 2,000,000*            **

 State Street Bank DTC
  #997...................       52,986      **          52,986     0       **
                           $ 1,836,000*     **     $ 1,836,000*            **

 Arkansas PERS...........       51,659      **          51,659     0       **
                           $ 1,790,000*     **     $ 1,790,000*            **

 Delaware PERS...........       46,897      **          46,897     0       **
                           $ 1,625,000*     **     $ 1,625,000*            **

 EQAT Alliance Growth
  Investors & Income.....       44,444      **          44,444     0       **
                           $ 1,540,000*     **     $ 1,540,000*            **

 First-Franklin
  Convertible Securities
  Fund...................       43,290      **          43,290     0       **
                           $ 1,500,000*     **     $ 1,500,000*            **

 New York Life Insurance
  and Annuity Corporation
  (NY LIAC)..............       43,290      **          43,290     0       **
                           $ 1,500,000*     **     $ 1,500,000*            **

 Nicholas-Applegate
  Convertible Fund.......       37,027      **          37,027     0       **
                           $ 1,283,000*     **     $ 1,283,000*            **

 Equitable Life Insurance
  Separate Account--
  Convertibles...........       35,786      **          35,786     0       **
                           $ 1,240,000*     **     $ 1,240,000*            **
 Starvest Combined
  Portfolio..............       32,034      **          32,034     0       **
                           $ 1,110,000*     **     $ 1,110,000*            **
 EQAT Alliance Balanced
  Account................       31,313      **          31,313     0       **
                           $ 1,085,000*     **     $ 1,085,000*            **
 BMO Nesbitt Burns Inc...       28,860      **          28,860     0       **
                           $ 1,000,000*     **     $ 1,000,000*            **
 Jeffries & Co...........       28,860      **          28,860     0       **
                           $ 1,000,000*     **     $ 1,000,000*            **

                              Shares                               Shares
                           Beneficially                         Beneficially
                              Owned                              Owned After
                             Prior to                           Completion of
                           Offering(1)                         Offering(1)(3)
                           ----------------------             -----------------
                                       Percentage                    Percentage
                                           of       Shares               of
 Selling Securityholders     Number    Class(2)+   Offered    Number Class(2)+
 -----------------------   ----------  ---------- ----------  ------ ----------
Lakeshore International
 Ltd. ...................      28,860      **         28,860     0       **
                           $1,000,000*     **     $1,000,000*            **
Pacific Life Insurance
 Company.................      28,860      **         28,860     0       **
                           $1,000,000*     **     $1,000,000*            **
Palladin Securities......      28,860      **         28,860     0       **
                           $1,000,000*     **     $1,000,000*            **
PGEP III LLC.............      28,860      **         28,860     0       **
                           $1,000,000*     **     $1,000,000*            **
Quattro Fund LLC.........      28,860      **         28,860     0       **
                           $1,000,000*     **     $1,000,000*            **
San Diego City
 Retirement..............      26,406      **         26,406     0       **
                           $  915,000*     **     $  915,000*            **
EQAT Alliance Growth
 Investors...............      25,974      **         25,974     0       **
                           $  900,000*     **     $  900,000*            **
Motors Insurance
 Corporation.............      25,974      **         25,974     0       **
                           $  900,000*     **     $  900,000*            **
Wake Forest University...      25,541      **         25,541     0       **
                           $  885,000*     **     $  885,000*            **
Fortis Series Fund,
 Inc.--Growth and Income
 Series..................      24,531      **         24,531     0       **
                           $  850,000*     **     $  850,000*            **
AIG/National Union Fire
 Insurance...............      23,376      **         23,376     0       **
                           $  810,000*     **     $  810,000*            **
Ariston Convertible
 Securities Fund.........      23,088      **         23,088     0       **
                           $  800,000*     **     $  800,000*            **
U.S. Olympic Foundation..      23,088      **         23,088     0       **
                           $  800,000*     **     $  800,000*            **
ICI American Holdings
 Trust...................      22,510      **         22,510     0       **
                           $  780,000*     **     $  780,000*            **
Boulder Capital Inc......      21,645      **         21,645     0       **
                           $  750,000*     **     $  750,000*            **

Onex Industrial Partners
 Limited.................      21,645      **         21,645     0       **
                           $  750,000*     **     $  750,000*            **

Pebble Capital Inc.......      21,645      **         21,645     0       **
                           $  750,000*     **     $  750,000*            **

Zeneca Holdings Pension
 Trust...................      21,500      **         21,500     0       **
                           $  745,000*     **     $  745,000*            **

The Estate of James
 Campbell................      21,269      **         21,269     0       **
                           $  737,000*     **     $  737,000*            **

Associated Electric & Gas
 Insurance Services
 Limited.................      20,202      **         20,202     0       **
                           $  700,000*     **     $  700,000*            **

Hamilton, Mary Ann.......      20,202      **         20,202     0       **
                           $  700,000*     **     $  700,000*            **

                                                                    Shares
                                                                 Beneficially
                                Shares Beneficially               Owned After
                                  Owned Prior to                 Completion of
                                    Offering(1)                 Offering(1)(3)
                                --------------------           -----------------
                                          Percentage                  Percentage
                                              of      Shares              of
   Selling Securityholders       Number   Class(2)+  Offered   Number Class(2)+
   -----------------------      --------  ---------- --------  ------ ----------
Hotel Union & Hotel Industry
 of Hawaii--Pension Plan
 Convertible Fund, Inc........    19,191      **       19,191     0       **
                                $665,000*     **     $665,000*            **

Champion International
 Corporation..................    18,210      **       18,210     0       **
                                $631,000*     **     $631,000*            **

Family Service Life Insurance
 Co...........................    17,316      **       17,316     0       **
                                $600,000*     **     $600,000*            **

Key Asset Management, Inc. as
 agent for the Victory
 Convertible Securities Fund..    17,316      **       17,316     0       **
                                $600,000*     **     $600,000*            **

Southern Farm Bureau Life
 Insurance-FRIC...............    15,151      **       15,151     0       **
                                $525,000*     **     $525,000*            **

Memphis Light, Gas & Water
 Retirement Fund..............    14,574      **       14,574     0       **
                                $505,000*     **     $505,000*            **

Nations Marsico Annuity Growth
 & Income.....................    14,516      **       14,516     0       **
                                $503,000*     **     $503,000*            **

Global Bermuda LP.............    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*            **

Hamilton Family Trust.........    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*    0       **

Prime Market Natural Limited..    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*    0       **

Public Employees' Retirement
 Association of Colorado......    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*            **

St. Claire International
 Ltd..........................    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*            **

Value Line Convertible Fund,
 Inc..........................    14,430      **       14,430     0       **
                                $500,000*     **     $500,000*            **

Engineers Joint Pension Fund..    13,131      **       13,131     0       **
                                $455,000*            $455,000*

Putnam Asset Allocation
 Funds--Balanced Portfolio....    11,688      **       11,688     0       **
                                $405,000*     **     $405,000*            **

Gestion Privee................    11,544      **       11,544     0       **
                                $400,000*     **     $400,000*    0       **

Guardian Pension Trust........    11,544      **       11,544     0       **
                                $400,000*     **     $400,000*            **

Nalco Chemical Company........    10,533      **       10,533     0       **
                                $365,000*     **     $365,000*            **

Harris Insight Convertible
 Securities Fund..............    10,101      **       10,101     0       **
                                $350,000*     **     $350,000*            **

                                                                  Shares
                                                               Beneficially
                           Shares Beneficially                  Owned After
                             Owned Prior to                    Completion of
                               Offering(1)                    Offering(1)(3)
                          ----------------------             -----------------
                                      Percentage                    Percentage
                                          of       Shares               of
 Selling Securityholders    Number    Class(2)+   Offered    Number Class(2)+
 -----------------------  ----------  ---------- ----------  ------ ----------
Merrill Lynch Pierce
 Fenner & Smith Inc......     10,101      **         10,101     0       **
                          $  350,000*     **     $  350,000*            **

Physicians Life..........      9,985      **          9,985     0       **
                          $  346,000*     **     $  346,000*            **

Writers Guild--Industry
 Health Fund.............      8,802      **          8,802     0       **
                          $  305,000*     **     $  305,000*            **

SoundShore Opportunity
 Holding Fund Ltd........      8,658      **          8,658     0       **
                          $  300,000*     **     $  300,000*            **

Merrill Lynch Insurance
 Group...................      8,513      **          8,513     0       **
                          $  295,000*     **     $  295,000*            **

Putnam Asset Allocation
 Funds--Conservative
 Portfolio...............      7,676      **          7,676     0       **
                          $  266,000*     **     $  266,000*            **

Elliott Associates,
 L.P. ...................      7,215      **          7,215     0       **
                          $  250,000*     **     $  250,000*            **

Hull Overseas, Ltd.......      7,215      **          7,215     0       **
                          $  250,000*     **     $  250,000*            **

J.M. Hull Associates,
 L.P.....................      7,215      **          7,215     0       **
                          $  250,000*     **     $  250,000*            **

Westgate International,
 L.P.....................      7,215      **          7,215     0       **
                          $  250,000*     **     $  250,000*            **

Tracor Inc.--Defined
 Benefit.................      6,868      **          6,868     0       **
                          $  238,000*     **     $  238,000*            **

Occidental Petroleum.....      6,522      **          6,522     0       **
                          $  226,000*     **     $  226,000*            **

General Motors
 Foundation, Inc.........      5,339      **          5,339     0       **
                          $  185,000*     **     $  185,000*            **

McMahan Securities Co.
 L.P.....................      5,223      **          5,223     0       **
                          $  181,000*     **     $  181,000*    0       **

ProMutual................      5,223      **          5,223     0       **
                          $  181,000*     **     $  181,000*            **

Shell Pension Trust......      5,137      **          5,137     0       **
                          $  178,000*     **     $  178,000*            **

Baptist Health of South
 Florida.................      4,617      **          4,617     0       **
                          $  160,000*     **     $  160,000*            **

The First Foundation.....      4,617      **          4,617     0       **
                          $  160,000*     **     $  160,000*            **

Ohio Workers
 Compensation............      4,473      **          4,473     0       **
                          $  155,000*     **     $  155,000*            **

ITA, Inc. ...............      4,444      **          4,444     0       **
                          $  154,000*     **     $  154,000*            **

                                                                   Shares
                                                                Beneficially
                               Shares Beneficially               Owned After
                                 Owned Prior to                 Completion of
                                   Offering(1)                 Offering(1)(3)
                               --------------------           -----------------
                                         Percentage                  Percentage
                                             of      Shares              of
   Selling Securityholders      Number   Class(2)+  Offered   Number Class(2)+
   -----------------------     --------  ---------- --------  ------ ----------
Fortis Equity Portfolios,
 Inc.--Growth and Income
 Fund........................     4,329      **        4,329     0       **
                               $150,000*     **     $150,000*            **

SSI Blended Market-Neutral,
 LP .........................     4,300      **        4,300     0       **
                               $149,000*     **     $149,000*            **

Hawaiian Airlines, Inc.......     4,271      **        4,271     0       **
                               $148,000*     **     $148,000*            **

New Orleans Firefighters
 Pension/Relief Fund.........     3,838      **        3,838     0       **
                               $133,000*     **     $133,000*            **

Boston Museum of Fine Art....     3,751      **        3,751     0       **
                               $130,000*     **     $130,000*            **

First Republic Bank..........     3,751      **        3,751     0       **
                               $130,000*     **     $130,000*            **

Grady Hospital Foundation....     3,694      **        3,694     0       **
                               $128,000*     **     $128,000*            **

Grable Foundation............     3,520      **        3,520     0       **
                               $122,000*     **     $122,000*            **

Jackson Investment Fund
 Ltd.........................     3,318      **        3,318     0       **
                               $115,000*     **     $115,000*            **

Putnam Convertible
 Opportunities and Income
 Trust.......................     3,318      **        3,318     0       **
                               $115,000*     **     $115,000*            **

Mellon Bank, NA Trustee for
 the Viacom Pension Plan.....     2,770      **        2,770     0       **
                               $ 96,000*     **     $ 96,000*            **

Putnam Balanced Retirement
 Fund........................     2,712      **        2,712     0       **
                               $ 94,000*     **     $ 94,000*            **

City University of New York..     2,481      **        2,481     0       **
                               $ 86,000*     **     $ 86,000*            **

Parker-Hannifin Corporation..     2,481      **        2,481     0       **
                               $ 86,000*     **     $ 86,000*            **

The James & Abigail Campbell
 Foundation..................     2,222      **        2,222     0       **
                               $ 77,000*     **     $ 77,000*            **

Bakers Local 433 Pension
 Trust.......................     2,106      **        2,106     0       **
                               $ 73,000*     **     $ 73,000*            **

David Lipscomb University
 General Endowment...........     1,731      **        1,731     0       **
                               $ 60,000*     **     $ 60,000*            **

Local Initiative Support
 Corporation.................     1,645      **        1,645     0       **
                               $ 57,000*     **     $ 57,000*            **

                              Shares                               Shares
                           Beneficially                         Beneficially
                              Owned                              Owned After
                             Prior to                           Completion of
                           Offering(1)                         Offering(1)(3)
                           ----------------------             -----------------
                                       Percentage                    Percentage
                                           of       Shares               of
 Selling Securityholders     Number    Class(2)+   Offered    Number Class(2)+
 -----------------------   ----------  ---------- ----------  ------ ----------
Museum of Fine Arts,
 Boston..................       1,414      **          1,414     0       **
                           $   49,000*     **     $   49,000*            **

University of Rochester..       1,356      **          1,356     0       **
                           $   47,000*     **     $   47,000*            **

Island Holdings..........       1,154      **          1,154     0       **
                           $   40,000*     **     $   40,000*            **

BVI Electricity Corporate
 Pension Fund............         952      **            952     0       **
                           $   33,000*     **     $   33,000*            **

Hawaiian Airlines, Inc
 UAD 1/1/76                       952      **            952     0       **
                           $   33,000*     **     $   33,000*            **

Equitable Life Assurance
 Separate Account--
 Balanced................         865      **            865     0       **
                           $   30,000*     **     $   30,000*            **

GOJO Hedge Partnership...         865      **            865     0       **
                           $   30,000*     **     $   30,000*            **

Maui Publishing Co.......         606      **            606     0       **
                           $   21,000*     **     $   21,000*            **

Ariston Internet
 Convertible Fund........         577      **            577     0       **
                           $   20,000*     **     $   20,000*    0       **

Delphi Foundation, Inc...         519      **            519     0       **
                           $   18,000*     **     $   18,000*            **

1976 Distribution F/B/O/
 Jane A. Lauder..........         490      **            490     0       **
                           $   17,000*     **     $   17,000*            **

1976 Distribution Trust
 F/B/O Aerin Lauder
 Zinterhof...............         490      **            490     0       **
                           $   17,000*     **     $   17,000*            **

Jefferies & Co. Inc......         432      **            432     0       **
                           $   15,000*     **     $   15,000*            **

--------
 *   Amount of Notes

**   Less than one percent

 +   Percentage of Notes held by the listed selling securityholder

(1) Shares amounts assume conversion of the Notes, at an assumed conversion rate of 28.86 shares per $1,000 principal amount of Notes.

(2) Based upon 379,739,143 shares of Common Stock and an aggregate amount of $550,000,000 of 4% Convertible Notes due December 15, 2006 outstanding as of July 31, 2000.

(3) Assumes offer and sale of all notes and shares, although selling securityholders are not obliged to sell any notes or securities.

   Because the Selling Securityholders may, pursuant to the Prospectus and Prospectus Supplement, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified in this Prospectus Supplement or the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, and requested registration thereof, in transactions exempt from the registration requirements of the Securities Act. Accordingly, since certain other Selling Securityholders may have purchased such Notes and also requested registration thereof, the aggregate amount of Securities listed under the caption "Selling Securityholders" in the Prospectus and Prospectus Supplement may exceed the total amount of Securities issued or issuable by the Company. See "Plan of Distribution."

   The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders or update the amount of securities held by Selling Securityholders in future supplements to the Prospectus.

PROSPECTUS

                               BEA Systems, Inc.

               $550,000,000 of 4% Convertible Subordinated Notes
                             Due December 15, 2006

                                ----------------

                       15,873,000 Shares of Common Stock

                                ----------------

  This prospectus relates to the offering for resale by selling securityholders listed on page 18 of up to an aggregate of $550,000,000 of 4% Convertible Subordinated Notes due December 15, 2006 of BEA Systems, Inc., a Delaware corporation, and up to 15,873,000 shares of Common Stock, par value $.001 per share, that are issuable upon conversion of the notes at the conversion rate of
28.86 shares per $1,000 principal amount of notes, which conversion rate was adjusted on December 19, 1999 and April 24, 2000 to reflect each of the Company's two-for-one stock splits effected on each such dates. The notes offered hereby were originally offered by the company in a private placement.

  You may convert the notes into shares of common stock of BEA at any time before their maturity or their prior redemption or repurchase by us. The notes will mature on December 15, 2006. The conversion rate is 28.86 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $34.65 per share. On June 5, 2000, the last reported bid price for the common stock on the Nasdaq National Market was $42.875 per share. The common stock is listed under the symbol "BEAS".

  BEA will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be made on June 15, 2000. The notes are our unsecured obligations, subordinated in right of payment to our present and future senior debt, as described in this offering circular, and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2000, the aggregate amount of our outstanding senior debt was approximately $10 million, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $51 million (excluding intercompany liabilities).

  On or after December 20, 2002, BEA has the option to redeem all or a portion of the notes, which have not previously been converted, at the redemption prices described in this prospectus, provided that BEA may only redeem all or a portion of the notes on or after December 20, 2002 and before December 15, 2004 if the closing price of our common stock is at least 140% of the conversion price for a specified period of time before the notes are redeemed. Purchasers of the notes have the option, subject to certain conditions, to require BEA to repurchase any notes held by them in the event of a "Change in Control", as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase. We may pay the repurchase price in cash or, subject to certain conditions, in our common stock.

  Investing in our notes and common stock involves risks. See "Risk Factors" beginning on page 9 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The selling securityholders from time to time may offer and sell the notes and shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution."

  We will not receive any of the proceeds from the sale of notes or shares by the selling securityholders but have agreed to bear certain expenses of registration of the notes and shares under federal and state securities laws.

  The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of notes or shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the notes or shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

                                ----------------

                  The date of this Prospectus is June 6, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
The Company................................................................   5
Recent Events..............................................................   7
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
Risk Factors...............................................................   9
Special Note Regarding Forward-Looking Statements..........................  18
Selling Securityholders....................................................  19
Description of Notes.......................................................  25
Plan of Distribution.......................................................  38
Experts....................................................................  38
Legal Matters..............................................................  38

   No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the company or the selling securityholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance these requirements we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including ours, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

   We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the notes and shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding BEA Systems, Inc. and the notes and shares, reference is hereby made to the registration statement and the exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed by BEA Systems, Inc. under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated herein by reference:

  a. Our Annual Report on Form 10-K for the year ended January 31, 2000; and

  b. The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-22369).

   Each document filed by BEA Systems, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing these documents.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   Copies of all documents which are incorporated herein by reference (not including the exhibits to these documents, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Kevin A. Faulkner, Vice President--Investor Relations, 2315 North First Street, San Jose, California 95131, telephone number: (408) 570-8000.

                                  THE COMPANY

Overview

   We are a leading provider of e-commerce infrastructure software that helps companies of all sizes build e-commerce systems that extend investments in existing computer systems and provide the foundation for running a successful integrated e-business. Our vision is to become the leading provider of architecture and software infrastructure solutions for development and deployment of reliable, scalable business applications for e-commerce.

   Our core business has been providing infrastructure for high-volume transaction systems, such as telecommunications billing applications, commercial bank ATM networks and account management systems, credit card billing systems and securities trading account management systems. These distributed systems must scale to process high transaction volumes and accommodate large numbers of users. As the Internet and e-commerce continue to develop, increasing transaction loads are being placed on Web-based systems, such as retail e-commerce sites. In addition, systems that historically have been strictly internal are now being extended to the Internet, such as telecommunications, bank and credit card account information. As the number and complexity of transactions being processed by e-commerce systems grows, developers of high-volume transaction Web sites have increasingly turned to our reliable, scalable, end-to-end e-commerce solutions. With the extension of our BEA Tuxedo product to e-commerce systems, increased adoption of WebLogic, and our recent acquisition of The Theory Center, we are well positioned to meet the needs of companies who require scalable and reliable e-commerce systems.

   An e-commerce transaction involves much more than simply the purchase of an item over the Web. In order to perform a single e-business transaction, a robust e-commerce system must process several distinct computer transactions. A typical e-commerce request, whether a purchase or an information search, generates a series of interconnected computer transactions. These computer transactions may include determining whether the ordered item is in stock, determining where the item is located, scheduling the item for shipping, processing payment and recording the transaction in the company's financial records. In addition, many Web sites now gather information about users as they navigate the site. This information is stored, identified with the particular user, and compared with past behavior of the same and other users in order to personalize online interaction by recommending specific merchandise, offering personalized pricing and displaying targeted advertising, all based on the user's profile. As e-commerce grows, an increasing number of e-business transactions generates increasing numbers of computer transactions, driving the demand for more scalable and reliable systems for managing them.

   We provide an e-commerce transaction platform that is designed to address this demand and help companies quickly develop and integrate e-business initiatives and reliably deliver a wider range of dynamic, personalized services.

   Our products are marketed and sold worldwide through a network of sales offices, as well as hardware vendors, independent software vendors and systems integration companies that are BEA distribution partners and software distributors. Licenses for our products are typically priced on a per-user, per-application basis, but we also offer licenses priced per server CPU and time-based enterprise licenses.

Products and Services

   Our products and professional services together provide an end-to-end transaction platform for developing and deploying e-commerce applications that extend investments in existing computer systems. These products and services are packaged as the BEA E-Commerce Transaction Platform(TM). The BEA E-Commerce Transaction Platform includes:

   E-Commerce Server Software. We provide a family of Web and application server software that enables scalable, reliable e-commerce applications. Our e-commerce server software includes:

  . BEA WebLogic Server(TM), an award-winning Java(TM) Web application server software platform for e-commerce applications that uses Enterprise JavaBeans (EJB).

  . BEA WebLogic Enterprise(TM), industrial-strength e-commerce server software that leverages the BEA Tuxedo(R) code base and extends the robust, high-volume transaction processing capabilities of BEA Tuxedo to applications written in Common Object Request Broker Architecture (CORBA) C++ and CORBA Java. In addition, we recently extended the capabilities of BEA Tuxedo to applications written in EJB through a new version of WebLogic Enterprise.

  . BEA Tuxedo, a leading application server software platform for building and managing reliable high-transaction volume e-commerce and other mission-critical applications in distributed environments.

   All BEA application server software platforms are standards-compliant and compatible with leading hardware, operating systems and databases. This enables customers to extend their investments in existing computer systems and maintain flexibility for future technology purchases.

   E-Commerce Integration Software. We provide solutions for rapidly and reliably integrating large-scale enterprise applications and business processes both within an enterprise and across the Web with suppliers, distribution partners and customers to accomplish strategic e-business initiatives.

   BEA eLink(TM) is infrastructure software for integration of enterprise applications. BEA eLink includes a robust and scalable integration server, best-of-breed data integration and process management options, integration components for leading databases, key customer relationship management (CRM) and enterprise resource planning (ERP) applications. BEA eLink also includes a broad set of mainframe adapters and an Extensible Markup Language (XML) adapter.

   Integrated under a single interface, BEA eLink enables a variety of packaged and proprietary applications to interact seamlessly across multiple operating systems, standards, and programming languages. BEA eLink is built on the BEA Tuxedo platform, and provides support for multiple synchronous and asynchronous messaging formats, reliably processing transactions in high-volume, highly distributed environments.

   E-Commerce Application Components. We provide component-based products that enable businesses to rapidly create adaptable e-commerce applications. To sustain their competitive advantage, companies using the Web need to be able to modify applications and implement new e-commerce initiatives quickly in response to market changes, customer demands and competitive advances. To meet this demand, we have introduced our new BEA Commerce Ready(TM) family of products that provides businesses with the building blocks required to create robust adaptable e-commerce applications. By providing ready-made application functionality in these pre-built reusable components, BEA helps enable companies to quickly create new Web-based applications. The first product in the family, BEA Commerce Ready Components(TM), includes over 80 standard EJB components that can be quickly assembled into adaptable, extensible and scalable e-commerce solutions. Our recent acquisition of The Theory Center greatly enhanced the number of components and the functionality offer by BEA. Components offered by BEA provide business logic commonly used in e-commerce sites, such as shopping cart, inventory management, order tracking, and pricing.

   E-Commerce Services. We help bridge the gap between the need for companies to get online quickly and our customers' lack of in-house expertise available to make this transition. We provide accelerated design and delivery of e-commerce solutions, 24x7 operations support, rapid knowledge transfer, and deep experience with BEA platforms as well as legacy infrastructures. Our services include:

  . Customer support services. Our customer support can be scaled to meet a variety of needs including around-the-clock support. We offer customer support services through telephone, e-mail, BEA-sponsored electronic bulletin boards and other channels. Our support personnel are located throughout the world and provide on-site customer support as needed.

  . Professional consulting services. We have significant expertise in defining, architecting, building and deploying e-commerce solutions. Professional consulting services are performed on-site as necessary and also in our offices in the U.S. and Europe.

  . BEA educational services. We offer formal training courses to educate customers' developers in techniques for building e-commerce applications using Web-optimized languages and technologies.

Customers and Partners

   We have more than 3,500 worldwide customers for our products and services. Our products and services have been chosen for e-commerce initiatives by emerging Internet companies as well as established businesses. Traditional companies are using our products and services to extend internal applications to the Web, such as telecommunications billing, Internet banking securities trading, online airline reservations, online inventory control, and online monitoring and control of home appliances. Our products are used to support the Web-based applications users see on their screens, as well as internal applications that can now be accessed through the Web. Significant customers in our fiscal 2000 year include British Airways, British Telecom, Chase Manhattan Bank, Deutsche Telekom, General Motors, Kaiser Permanente, MeritaNordbanken, S.W.I.F.T., United Airlines, and Vattenfall. Significant Internet customers in our fiscal 2000 year include Amazon.com, Autoconnect, Beyond.com, E*Trade, iAMnetworks.com, Intertainer, MetaMarkets.com, Planet(Rx), priceline.com, Sparks.com, Spendcash.com, Travelnow.com, and TRIP.com. Hardware vendors such as Hewlett-Packard, Unisys, Bull Information Systems and NCR have selected BEA application servers as the software infrastructure for their e-commerce hardware solutions. BEA has also added relationships with systems integrators, particularly Web enablement services companies iXL and Razorfish. BEA has been adopted for Web-based applications by a large number of independent application developers, including Calico, Cemax, Parametric Technologies, PeopleSoft, Rubric, Six Degrees, and Tradex.

   We were incorporated in Delaware in January 1995 under the name BEA Enterprises, Inc. and changed our name to BEA Systems, Inc. in September 1995. References to "BEA" or the "Company" refer to BEA Systems, Inc., our subsidiaries and predecessor entities acquired in previous acquisitions. Our headquarters are located at 2315 North First Street, San Jose, California, 95131. Our telephone number is (408) 570-8000.

                                 RECENT EVENTS

   Stock Split. We recently effected a two-for-one split of our common stock. This split was effected in the form of a stock dividend paid on April 24, 2000 to stockholders of record on April 7, 2000. Share amounts and related share information in this Offering Circular reflect this split as well as our previous two-for-one split effected in December 1999. The conversion rate applicable to the notes has been adjusted to reflect both stock splits.

                                USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of notes or shares by the selling securityholders, but has agreed to bear certain expenses of registration of the notes and shares under federal and state securities laws.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):

Ratio of Earnings to Fixed Charges

                                           Fiscal years ended January 31,
                                         -------------------------------------
                                          2000      1999      1998      1997
                                         -------  --------  --------  --------
Loss before income taxes................ $(5,657) $(46,726) $(20,068) $(87,034)
Add fixed charges.......................  29,385    16,615     8,531     8,238
                                         -------  --------  --------  --------
Earnings (as defined)................... $23,728  $(30,111) $(11,537) $(78,796)
                                         =======  ========  ========  ========
Fixed charges:
  Interest expense......................  20,417    10,426     6,054     6,727
  Portion of rent expense representative
   of interest..........................   7,779     5,528     2,477     1,511
                                         =======  ========  ========  ========
  Amortization of debt issuance costs...   1,189       661       --        --
                                         -------  --------  --------  --------
    Total fixed charges................. $29,385  $ 16,615  $  8,531  $  8,238
                                         =======  ========  ========  ========
Ratio of earnings to fixed charges......    0.81     *         *         *
                                         =======  ========  ========  ========

--------
* Earnings (as defined) were insufficient to cover fixed charges by $46,726, $20,068 and $87,034 for the fiscal years ended January 31, 1999, 1998 and 1997, respectively.

                                  RISK FACTORS

   Investors should carefully consider the following risk factors in evaluating an investment in the common stock.

Significant unanticipated fluctuations in our actual or anticipated quarterly revenues and operating results may cause us not to meet securities analysts' or investors' expectations and may result in a decline in our stock price.

   Although we have had significant revenue growth in recent quarters, our growth rates may not be sustainable. If our revenues, operating results, earnings or future projections are below the levels expected by investors or securities analysts, our stock price is likely to decline. Our stock price is also subject to the volatility generally associated with Internet, software and technology stocks and may also be affected by broader market trends unrelated to our performance.

   We expect to experience significant fluctuations in our future quarterly revenues and operating results as a result of many factors, including:

  .  difficulty predicting the size and timing of customer orders

  .  introduction or enhancement of our products or our competitors' products

  . the mix of our products and services sold and mix of distribution channels

  . general economic conditions, which can affect our customers' capital investment levels and the length of our sales cycle

  . changes in our competitors' product offerings and pricing policies, and customer order deferrals in anticipation of new products and product enhancements from BEA or competitors

  . whether we are able to develop, introduce and market new products on a timely basis

  .  any slowdown in use of the Internet for commerce

  .  recent hiring may prove excessive if growth rates are not maintained

  . the structure, timing and integration of acquisitions of businesses, products and technologies, including The Theory Center and The Workflow Automation Corporation

  .  the terms and timing of financing activities

  .  market acceptance of our products

  .  the lengthy sales cycle for our products

  .  technological changes in computer systems and environments

  . whether we are able to successfully expand our sales and marketing programs

  .  whether we are able to meet our customers' service requirements

  . costs associated with acquisitions, including the acquisition of The Theory Center and The Workflow Automation Corporation

  . the impact and duration of deteriorated economic and political conditions in Asia

  .  loss of key personnel

  .  fluctuations in foreign currency exchange rates

  . interpretations of the accounting pronouncements on software revenue recognition.

   As a result of all of these factors, we believe that quarterly revenues and operating results are difficult to forecast and period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of trends or future performance.

   An increasing portion of our revenues has been derived from large orders, as customers deployed our products throughout their organizations or chose to standardize on our products for their system architecture. Increases in the dollar size of individual license transactions have also increased the risk of fluctuation in future quarterly results. If we cannot generate large customer orders, or customers delay or cancel such orders in a particular quarter, it will have a material adverse effect on our revenues and, more significantly on a percentage basis, our net income or loss in that quarter. Moreover, we typically receive and fulfill a majority of our orders within the quarter, with the substantial majority of our orders received in the last month of each fiscal quarter. As a result, we may not learn of revenue shortfalls until late in a fiscal quarter, after it is too late to adjust expenses for that quarter. Additionally, our operating expenses are based in part on our expectations for future revenues and are difficult to adjust in the short term. Any revenue shortfall below our expectations could have an immediate and significant adverse effect on our results of operations. Further, we are subject to employer payroll taxes when our employees exercise their stock options. The employer payroll taxes are assessed on each employee's gain, which is the difference between the price of our common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. These employer payroll taxes would be recorded as an expense and are assessed at tax rates that vary depending upon the employee's taxing jurisdiction in the period such options are exercised based on actual gains realized by employees. However, because we are unable to predict how many stock options will be exercised, at what price and in which country during any particular period, we cannot predict, the amount, if any, of employer payroll expense that will be recorded in a future period or the impact on our future financial results.

   Although we use a standard license agreement, which meets the revenue recognition criteria under current generally accepted accounting principles, we must often negotiate and revise terms and conditions of this standard agreement, particularly in larger license transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle and, in certain situations, may require us to defer recognition of revenue on the license. In addition, while we believe that we are in compliance with Statement of Position 97-2, Software Revenue Recognition, ("SOP 97-2") and SOP 98-4 and SOP 98-9, which amend certain provisions of SOP 97-2, the American Institute of Certified Public Accountants continues to issue implementation guidelines for these standards and the accounting profession is still discussing a wide range of potential interpretations. These implementation guidelines, once finalized, could lead to unanticipated changes in our current revenue accounting practices that could cause us to recognize lower revenue and profits.

Our limited operating history and need to continue to integrate our acquisitions makes it difficult to predict our future results

   We were incorporated in January 1995 and therefore have a limited operating history. We have generated revenues to date primarily from sales of BEA TUXEDO, a software product to which we acquired worldwide distribution rights in February 1996, and from BEA WebLogic, a software product which we acquired in September 1998, and fees for software products and services related to TUXEDO and WebLogic. We have also acquired a number of businesses, technologies and products, most recently The Theory Center, which was acquired in November 1999 and The Workflow Automation Corporation, which was acquired in March 2000. Our limited operating history and the need to integrate a number of separate and independent business operations subject our business to numerous risks. At January 31, 2000, we had an accumulated deficit of approximately $203.0 million. In addition, in connection with certain acquisitions completed prior to January 31, 2000, we recorded approximately $424.5 million as intangible assets and goodwill. Under Generally Accepted Accounting Principles, intangible assets and goodwill are required to be amortized in future periods. Approximately $221.4 million of these assets have been amortized as of January 31, 2000 and we expect to amortize the remaining approximately $203.1 million in future periods through our fiscal year ending January 31, 2005. We expect to amortize $81.3 million of such intangible assets and goodwill in the fiscal year ending January 31, 2001. A substantial portion of the $156.9 million purchase price for The Theory Center has been recorded as intangible assets and goodwill will be amortized over future periods. If we acquire additional businesses, products and technologies in the future, we may report additional, potentially significant expenses. If future events cause the impairment of any intangible assets acquired in our past or future acquisitions, we may have to expense such assets sooner than we expect. Because of our limited operating history and ongoing expenses associated with our prior acquisitions, there can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance.

Our revenues are derived primarily from two main product and services lines, and a decline in demand or prices for either could substantially adversely affect our operating results

   We currently derive the majority of our license and service revenues from BEA TUXEDO and BEA WebLogic and from related products and services. Although we expect these products and services to continue to account for the majority of our revenues in the immediate future, we believe that BEA WebLogic will become an increasingly important revenue source. As a result, factors adversely affecting the pricing of or demand for BEA TUXEDO and BEA WebLogic, such as competition, product performance or technological change, could have a material adverse effect on our business and consolidated results of operations and financial condition.

The price of our common stock may fluctuate significantly

   The market price for our common stock may be affected by a number of factors, including developments in the Internet, software or technology industry, general market conditions and other factors, including factors unrelated to our operating performance or our competitors' operating performance. In addition, stock prices for BEA and many other companies in the Internet, technology and emerging growth sectors have experienced wide fluctuations including recent rapid rises and declines in their stock prices, that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

If we cannot successfully integrate our past and future acquisitions, our revenues may decline and expenses may increase

   From our inception in January 1995, we have made several strategic acquisitions. Integration of acquired companies, divisions and products involves the assimilation of potentially conflicting operations and products, which divert the attention of our management team and may have a material adverse effect on our operating results in future quarters. We acquired Leader Group, Inc. ("Leader Group") and a business unit of Penta

   Systems Technology, Inc. ("Penta") in the quarter ended April 30, 1998, NCR's TOP END technology in June 1998, the Entersoft Systems Corporation ("Entersoft") in July 1998, WebLogic, Inc. ("WebLogic") in September 1998, Component Systems, LLC in May 1999, Technology Resource Group, Inc. ("TRG") in July 1999, Avitek, Inc. ("Avitek") in August 1999, and The Theory Center ("TTC") in November 1999 and The Workflow Automation Corporation in March 2000. It is possible we may not achieve any of the intended financial or strategic benefits of these transactions. While we intend to make additional acquisitions in the future, there may not be suitable companies, divisions or products available for acquisition. Our acquisitions entail numerous risks, including the risk we will not successfully assimilate the acquired operations and products, or retain key employees of the acquired operations. There are also risks relating to the diversion of our management's attention, and difficulties and uncertainties in our ability to maintain the key business relationships the acquired entities have established. In addition, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large one-time expenses, and acquire intangible assets that would result in significant future amortization expense. Any of these events could have a material adverse effect on our business, operating results and financial condition.

   Recently, the Financial Accounting Standards Board ("FASB") voted to eliminate pooling of interests accounting for acquisitions and the ability to write-off in-process research and development has been limited by recent pronouncements. The effect of these changes would be to increase the portion of the purchase price for any future acquisitions that must be charged to BEA's cost of revenues and operating expenses in the periods following any such acquisitions. As a consequence, our results of operations in periods following any such acquisitions could be materially adversely affected. Although these changes would not directly affect the purchase price for any of these acquisitions, they would have the effect of increasing the reported expenses associated with any of these acquisitions. To that extent, these changes may make it more difficult for us to acquire other companies, product lines or technologies.

The lengthy sales cycle for our products makes our revenues susceptible to substantial fluctuations

   Our customers typically use our products to implement large, sophisticated applications that are critical to their business, and their purchases are often part of their implementation of a distributed or Web-based computing environment. Customers evaluating our software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, rapidly changing software technologies and limited internal resources due to other information systems requirements. For these and other reasons, the sales cycle for our products is lengthy and is subject to delays or cancellation over which we have little or no control. We have experienced a significant increase in the number of million and multi-million dollar license transactions. In some cases, this has resulted in more extended customer evaluation and procurement processes, which in turn have lengthened the overall sales cycle for our products. Moreover during the second half of fiscal 1999, an increasing number of our customers began negotiating licenses to use our enterprise application solutions as an architectural platform for several applications. These architectural commitments are larger in scope and potential revenue than single application transactions. In some cases, these architectural commitments also have longer sales cycles than our typical single application transactions, because of both the customer's decision cycle in adopting an architectural platform and heightened corporate approval requirements for larger contracts. We believe general economic conditions that impact customers' capital investment decisions also affect our sales cycles.

   In addition, industry sources widely predicted that many corporations would stop deploying new computer systems in late 1999 and early 2000, in order to avoid disrupting their computer systems before the Year 2000. We have been informed by some of our customers that they intended to freeze deploying new computer systems in late December 1999 and early 2000. Furthermore, some of our customers may have accelerated their purchases and deployments of our products in advance of these freezes. These factors could cause an unusual fluctuation in our orders, and our revenues could be materially reduced and our operating results could be materially adversely affected, especially in the first quarter of calendar 2000. Any significant change in customer buying decisions or sales cycles for our products could have a material adverse effect on our business, results of operations and financial condition.

 If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline

   The market for application server and integration software, and related software components and services, is highly competitive. Our competitors are diverse and offer a variety of solutions directed at various segments of this marketplace. These competitors include operating system vendors such as IBM, Sun Microsystems and database vendors such as Oracle. Microsoft has released products that include certain application server functionality and has announced that it intends to include application server and integration functionality in future versions of its operating systems, including future versions of Windows 2000. Oracle is the primary relational database vendor offering products that are intended to serve as alternatives to our enterprise application server and integration solutions. In addition, there are companies offering and developing application server and integration software products and related services that directly compete with products we offer. Further, software development tool vendors typically emphasize the broad versatility of their tool sets and, in some cases, offer complementary software that supports these tools and performs basic application server and integration functions. Last, internal development groups within prospective customers' organizations may develop software and hardware systems that may substitute for those we offer. A number of our competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than us.

   Our principal competitors currently include hardware vendors who bundle their own application server and integration software products, or similar products, with their computer systems and database vendors that advocate client/server networks driven by the database server. IBM and Sun Microsystems are the primary hardware vendors who offer a line of application server and integration solutions for its customers. IBM's sale of application server and integration functionality along with its IBM proprietary hardware systems requires us to compete with IBM in its installed base, where IBM has certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition and the integration of its enterprise application server and integration functionality with its proprietary hardware and database systems. These inherent advantages allow IBM to bundle, at a discounted price, application functionality with computer hardware and software sales. Due to these factors, if we do not differentiate our products based on functionality, interoperability with non-IBM systems, performance and reliability, and establish our products as more effective solutions to customers' needs our revenues and operating results will suffer.

   Microsoft has announced that it intends to include certain application server and integration functionality in future versions of its Windows 2000 operating system. Microsoft has also introduced a product that includes certain basic application server functionality. The bundling of competing functionality in versions of Windows requires us to compete with Microsoft in the Windows marketplace, where Microsoft has certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, its greater name recognition, its substantial installed base and the integration of its application server and integration functionality with Windows. We need to differentiate our products from Microsoft's based on scalability, functionality, interoperability with non-Microsoft platforms, performance and reliability, and need to establish our products as more effective solutions to customers' needs. We may not be able to successfully differentiate our products from those offered by Microsoft, and Microsoft's entry into the application server and integration market could materially adversely affect our business, operating results and financial condition.

   In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell additional software licenses and maintenance, consulting and support services on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could materially adversely affect our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors and any failure to do so would have a material adverse effect upon our business, operating results and financial condition.

 If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues and increase our costs

   Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. It is possible that other companies could successfully challenge the validity or scope of our patents and that our patents may not provide a competitive advantage to us.

   As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. In particular, we have, in the past, provided certain hardware OEMs with access to our source code, and any unauthorized publication or proliferation of this source code could materially adversely affect our business, operating results and financial condition. It is difficult for us to police unauthorized use of our products, and although we are unable to determine the extent to which piracy of our software products exists, software piracy is a persistent problem. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The protection of our proprietary rights may not be adequate and our competitors could independently develop similar technology, duplicate our products, or design around patents and other intellectual property rights we hold.

 Third parties could assert that our software products and services infringe their intellectual property rights, which could expose us to increased costs and litigation

   It is possible that third parties could claim our current or future products infringe their rights. Any such claims, with or without merit, could cause costly litigation that could absorb significant management time, which could materially adversely effect our business, operating results and financial condition. These types of claims might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us, which could have a material adverse effect upon our business, operating results and financial condition.

 Our international operations expose us to greater management, collections, currency, intellectual property, regulatory and other risks

   International revenues accounted for 40.4 percent, 40.0 percent and 42.2 percent of our consolidated revenues for the fiscal years ended January 31, 2000, 1999 and 1998, respectively. We sell our products and services through a network of branches and subsidiaries located in 29 countries worldwide. In addition, we also market through distributors. We believe that our success depends upon continued expansion of our international operations. Our international business is subject to a number of risks, including unexpected changes in regulatory practices and tariffs, greater difficulties in staffing and managing foreign operations, longer collection cycles, seasonality, potential changes in tax laws, greater difficulty in protecting intellectual property and the impact of fluctuating exchange rates between the US dollar and foreign currencies in markets where we do business.

   General economic and political conditions in these foreign markets may also impact our international revenues. Since the late summer of 1997, a number of Pacific Rim countries have experienced economic, banking and currency difficulties that have led to economic downturns in those countries. Among other things, the decline in value of Asian currencies, together with difficulties obtaining credit, has resulted in a decline in the purchasing power of our Asian customers, which in turn has resulted in the delay of orders for our products from certain Asian customers and is likely to result in further delays and, possibly the cancellation, of such orders. We anticipate that weak Asian economic conditions may continue to adversely impact our financial results. It is difficult for us to predict the extent of the future impact of these conditions. There can be no assurances that these factors and other factors will not have a material adverse effect on our future international revenues and consequently on our business and consolidated financial condition and results of operations.

 If we are unable to manage our growth, our business will suffer

   We have continued to experience a period of rapid and substantial growth that has placed, and if such growth continues would continue to place, a strain on the Company's administrative and operational infrastructure. We have increased the number of our employees from 120 employees in three offices in the United States at January 31, 1996 to over 1,900 employees in over 70 offices in 29 countries at January 31, 2000. Our ability to manage our staff and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. In this regard, we are currently updating our management information systems to integrate financial and other reporting among our multiple domestic and foreign offices. In addition, we intend to continue to increase our staff worldwide and to continue to improve the financial reporting and controls for our global operations. It is possible we will not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and that, during the course of this implementation, we could discover deficiencies in existing systems and controls. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected.

 If the market for application servers, application integration and application component software does not grow as quickly as we expect, our revenues will be harmed

   We sell our products and services in the application server, application integration and application component markets. These markets are emerging and are characterized by continuing technological developments, evolving industry standards and changing customer requirements. Our success is dependent in large part on acceptance of our products by large customers with substantial legacy mainframe systems, customers establishing a presence on the Web for commerce, and developers of web-based commerce applications. Our future financial performance will depend in large part on continued growth in the number of companies extending their mainframe-based, mission-critical applications to an enterprise-wide distributed computing environment and to the Internet through the use of application server and integration technology. There can be no assurance that the markets for application server and integration technology and related services will continue to grow. If these markets fail to grow or grow more slowly than we currently anticipate, or if we experience increased competition in these markets, our business, results of operations and financial condition will be adversely affected.

 If we lose key personnel or cannot hire enough qualified personnel, it will adversely affect our ability to manage our business, develop new products and increase revenue

   We believe our future success will depend upon our ability to attract and retain highly skilled personnel including our founders, Messrs. William T. Coleman III and Alfred S. Chuang, and other key members of management. Competition for these types of employees is intense, and it is possible that we will not be able to retain our key employees and that we will not be successful in attracting, assimilating and retaining qualified candidates in the future. As we seek to expand our global organization, the hiring of qualified sales, technical and support personnel will be difficult due to the limited number of qualified professionals. Failure to attract, assimilate and retain key personnel would have a material adverse effect on our business, results of operations and financial condition.

 Our failure to maintain ongoing sales through distribution channels will result in lower revenues

   To date, we have sold our products principally through our direct sales force, as well as through indirect sales channels, such as computer hardware companies, packaged application software developers (ISVs), systems integrators and independent consultants, independent software tool vendors and distributors. Our ability to achieve revenue growth in the future will depend in large part on our success in expanding our direct sales force and in further establishing and expanding relationships with distributors, ISVs, OEMs and systems integrators. In particular, a significant part of our strategy is to embed our technology in products our ISV customers offer. We intend to seek distribution arrangements with additional ISVs to embed our Web application servers in their products. It is possible that we will not be able to successfully expand our direct sales force or other distribution channels, secure license agreements with additional ISVs on commercially reasonable terms or at all, and otherwise further develop our relationships with indirect distribution channels. Moreover, even if we succeed in these endeavors, it still may not increase our revenues. If we invest resources in these types of expansion and our revenues do not correspondingly increase, our business, results of operations and financial condition will be materially and adversely affected.

   We rely on informal relationships with a number of consulting and systems integration firms to enhance our sales, support, service and marketing efforts, particularly with respect to implementation and support of our products as well as lead generation and assistance in the sales process. We will need to expand our relationships with third parties in order to support license revenue growth. Many such firms have similar, and often more established, relationships with our principal competitors. It is possible that these and other third parties will not provide the level and quality of service required to meet the needs of our customers, that we will not be able to maintain an effective, long term relationship with these third parties, and that these third parties will not successfully meet the needs of our customers.

 If we do not develop and enhance new and existing products to keep pace with technological, market and industry changes, our revenues may decline

   The market for our products is highly fragmented, competitive with alternative computing architectures, and characterized by continuing technological developments, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. As a result, our success depends upon our ability to enhance existing products, respond to changing customer requirements and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. It is possible that our products will not adequately address the changing needs of the marketplace and that we will not be successful in developing and marketing enhancements to our existing products or products incorporating new technology on a timely basis. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect our business, results of operations and financial condition.

 If our products contain software defects, it could harm our revenues and expose us to litigation

   The software products we offer are internally complex and, despite extensive testing and quality control, may contain errors or defects, especially when we first introduce them. We may need to issue corrective releases of our software products to fix any defects or errors. Any defects or errors could also cause damage to our reputation, loss of revenues, product returns or order cancellations, or lack of market acceptance of our products. Accordingly, any defects or errors could have a material and adverse effect on our business, results of operations and financial condition.

   Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of customers' use of such products in mission-critical applications. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

   Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

We have a high debt balance and large interest obligations

   At January 31, 2000, we had approximately $572.5 million of long-term indebtedness in the form of convertible notes. As a result of this indebtedness, we have substantial principal and interest payment obligations. The degree to which we are leveraged could significantly harm our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. In addition, our earnings are insufficient to cover our fixed charges.

   We will require substantial amounts of cash to fund scheduled payments of interest on the notes, payment of the principal amount of the notes, payment of principal and interest on our other indebtedness, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, there can be no assurance that we will be able to obtain alternative financing. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements would be significantly reduced. If we do not generate sufficient cash flow from operations to repay the notes at maturity, we could attempt to refinance the notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to us, if at all. Any failure by us to satisfy our obligations with respect to the notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the indenture and could cause a default under agreements governing our other indebtedness.

The notes will rank below our existing and future senior debt, and we may be unable to repay our obligations under the notes.

   The notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt. Because the notes are subordinate to our senior debt, if we experience:

  .  a bankruptcy, liquidation or reorganization,

  . an acceleration of the notes due to an event of default under the indenture, or

  .  certain other events

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

   The notes will be our obligations exclusively. The indenture for the notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying what we owe under the notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities. As of October 31, 1999, we had approximately $46 million of senior debt outstanding, and our subsidiaries had approximately $55 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities). In addition, as of October 31, 1999 we had $250 million of our Convertible Subordinated Notes due June 15, 2005 outstanding. From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.

We may be unable to repurchase the notes.

   At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a Change in Control, as defined below in "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control," of BEA occurs, each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a Change in Control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases of the notes. If the maturity date or Change in Control occurs at a time when our other arrangements prohibit us from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repurchase of the notes until we pay the senior debt in full.

There may be no public market for the notes.

   Prior to the initial offering of the notes, there was no trading market for the notes. Although the Initial Purchasers advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, as well as the Forms 10-K and 8-A incorporated by reference into this prospectus, include "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "Forward-Looking Statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, Forward-Looking Statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although BEA believes that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements, are subject to inherent risks and uncertainties, including but not limited to the factors described under "Risk Factors" beginning on page 9 and the reasons described elsewhere in this offering circular. All Forward-Looking Statements and reasons why results may differ included in this offering circular are made as of the date hereof, and BEA assumes no obligation to update any such Forward-Looking Statement or reason why actual results might differ.

                            SELLING SECURITYHOLDERS

   The following table sets forth certain information regarding the offer and sale of the Securities by the Selling Securityholders and is based on information provided to the Company by the Selling Securityholders.

                                                                    Shares Beneficially Owned
                           Shares Beneficially Owned                   After Completion of
                             Prior to Offering(1)                        Offering(1)(3)
                           --------------------------               ------------------------------
                                          Percentage     Shares                      Percentage
 Selling Securityholders      Number     of Class(2)+   Offered      Number         of Class(2)+
 -----------------------   ------------  ------------ ------------  ------------   ---------------
 Deutsche Bank Securities
  Inc....................     4,783,169       1.2%       4,783,169              0                **
                           $165,737,000*     30.1%    $165,737,000*                              **
 Janus Capital
  Corporation............     3,443,632        **        3,443,632              0                **
                           $119,322,000*     21.6%    $119,322,000*                              **
 MSD Portfolio LP --
   Investments...........       707,070        **          707,070              0                **
                           $ 24,500,000*      4.4%    $ 24,500,000*                              **
 California Public
  Employees' Retirement
  System.................       647,041        **          647,041              0                **
                           $ 22,420,000*      4.0%    $ 22,420,000*                              **
 JMG Triton Offshore
  Fund, Ltd..............       617,604        **          617,604              0                **
                           $ 21,400,000*      3.8%    $ 21,400,000*                              **
 Fidelity Convertible
  Securities Fund........       565,656        **          565,656              0                **
                           $ 19,600,000*      3.5%    $ 19,600,000*                              **
 JMG Capital Partners,
  LP.....................       444,415        **          444,415              0                **
                           $ 15,399,000*      2.7%    $ 15,399,000*                              **
 TCW Group, Inc..........       443,145        **          443,145              0                **
                           $ 15,355,000*      2.7%    $ 15,355,000*                              **
 Van Kampen Equity Income
  Fund...................       331,890        **          331,890              0                **
                           $ 11,500,000*      2.0%    $ 11,500,000*                              **
 Guardian Life Insurance
  Co.....................       288,600        **          288,600              0                **
                           $ 10,000,000*      1.8%    $ 10,000,000*                              **
 Marsico Growth & Income
  Fund...................       237,229        **          237,229              0                **
                           $  8,220,000*      1.4%    $  8,220,000*                              **
 State of Oregon Equity..       230,880        **          230,880              0                **
                           $  8,000,000*      1.4%    $  8,000,000*                              **
 Goldman Sachs and
  Company................       204,703        **          204,703              0                **
                           $  7,093,000*      1.2%    $  7,093,000*                              **
 Robertson Stephens......       202,020        **          202,020              0                **
                           $  7,000,000*      1.2%    $  7,000,000*                              **
 Allstate Insurance
  Company................       158,730        **          158,730              0                **
                           $  5,500,000*      1.0%    $  5,500,000*                              **
 KBC Financial Products
  U.S.A..................       158,730        **          158,730              0                **
                           $  5,500,000*      1.0%    $  5,500,000*                              **
 Nomura Securities
  International Inc......       158,730        **          158,730              0                **
                           $  5,500,000*      1.0%    $  5,500,000*                              **
 Delta Airlines Inc.
  Retirement Plan........       144,300        **          144,300              0                **
                           $  5,000,000*       **     $  5,000,000*                              **
 Highbridge International
  LLC....................       144,300        **          144,300              0                **
                           $  5,000,000*       **     $  5,000,000*                              **
 Morgan Stanley & Co. ...       144,300        **          144,300              0                **
                           $  5,000,000*       **     $  5,000,000*                              **
 Oppenheimer Convertible
  Securities Fund........       144,300        **          144,300              0                **
                           $  5,000,000*       **     $  5,000,000*                              **
 Tennessee Consolidated
  Retirement System......       144,300        **          144,300              0                **
                           $  5,000,000*       **     $  5,000,000*                              **
 Pilgrim Convertible Fund
  .......................       117,229        **          117,229              0                **
                           $  4,062,000*       **     $  4,062,000*                              **

                                                                       Shares Beneficially Owned
                           Shares Beneficially Owned                      After Completion of
                              Prior to Offering(1)                          Offering(1)(3)
                           ---------------------------------           ------------------------------
                                              Percentage     Shares                     Percentage
 Selling Securityholders      Number         of Class(2)+   Offered     Number         of Class(2)+
 -----------------------   ----------------  ------------------------  ------------   ---------------
 Lyxor Master Fund.......           115,440            **     115,440              0                **
                           $      4,000,000*           **  $4,000,000*                              **
 Toronto Dominion (New
  York), Inc. ...........           115,440            **     115,400              0                **
                           $      4,000,000*           **  $4,000,000*                              **
 Van Kampen Harbor Fund..           109,494            **     109,494              0                **
                           $      3,794,000*           **  $3,794,000*                              **
 Nations Marsico Growth &
  Income Fund............           109,004            **     109,004              0                **
                           $      3,777,000*           **  $3,777,000*                              **
 General Motors Employees
  Global Group Pension
  Trust..................            98,037            **      98,037              0                **
                           $      3,397,000*           **  $3,397,000*                              **
 Motors Insurance
  Corporation............            98,037            **      98,037              0                **
                           $      3,397,000*           **  $3,397,000*                              **
 Arkansas Teachers
  Retirement System......            95,930            **      95,930              0                **
                           $      3,324,000*           **  $3,324,000*                              **
 Morgan Stanley Dean
  Witter Convertible
  Securities Trust.......            72,150            **      72,150              0                **
                           $      2,500,000*           **  $2,500,000*                              **
 PRIM Board..............            70,707            **      70,707              0                **
                           $      2,450,000*           **  $2,450,000*                              **
 San Diego County
  Convertible............            63,809            **      63,809              0                **
                           $      2,211,000*           **  $2,211,000*                              **
 Credit Suisse First
  Boston.................            61,327            **      61,327              0                **
                           $      2,125,000*           **  $2,125,000*                              **
 Bear, Stearns & Co.
  Inc....................            57,720            **      57,720              0                **
                           $      2,000,000*           **  $2,000,000*                              **
 New York Life Insurance
  and Annuity Corporation
  (NYLIAC)...............            57,720            **      57,720              0                **
                           $      2,000,000*           **  $2,000,000*                              **
 White River Securities
  LLC....................            57,720            **      57,720              0                **
                           $      2,000,000*           **  $2,000,000*                              **
 State of Maryland.......            52,986            **      52,986              0                **
                           $      1,836,000*           **  $1,836,000*                              **
 State Street Bank DTC
  #997...................            52,986            **      52,986              0                **
                           $      1,836,000*           **  $1,836,000*                              **
 Arkansas PERS...........            51,659            **      51,659              0                **
                           $      1,790,000*           **  $1,790,000*                              **
 Delaware PERS...........            46,897            **      46,897              0                **
                           $      1,625,000*           **  $1,625,000*                              **
 EQAT Alliance Growth
  Investors & Income.....            44,444            **      44,444              0                **
                           $      1,540,000*           **  $1,540,000*                              **
 Equitable Life Insurance
  Separate Account --
  Convertibles...........            35,786            **      35,786              0                **
                           $      1,240,000*           **  $1,240,000*                              **
 Wake Forest University..            32,063            **      32,063              0                **
                           $      1,111,000*           **  $1,111,000*                              **
 Starvest Combined
  Portfolio..............            32,034            **      32,034              0                **
                           $      1,110,000*           **  $1,110,000*                              **

                                                                        Shares Beneficially Owned
                           Shares Beneficially Owned                       After Completion of
                             Prior to Offering(1)                            Offering(1)(3)
                           ---------------------------------            ------------------------------
                                              Percentage      Shares                     Percentage
 Selling Securityholders     Number          of Class(2)+    Offered     Number         of Class(2)+
 -----------------------   ----------------  -------------------------  ------------   ---------------
 EQAT Alliance Balanced
  Account................            31,313             **      31,313              0                **
                           $      1,085,000*            **  $1,085,000*                              **
 Nicholas--Applegate
  Convertible Fund.......            29,898             **      29,898              0                **
                           $      1,036,000*            **  $1,036,000*                              **
 PGEP III LLC............            28,860             **      28,860              0                **
                           $      1,000,000*            **  $1,000,000*                              **
 Pacific Life Insurance
  Company................            28,860             **      28,860              0                **
                           $      1,000,000*            **  $1,000,000*                              **
 Palladin Securities.....            28,860             **      28,860              0                **
                           $      1,000,000*            **  $1,000,000*                              **
 Salomon Smith Barney,
  Inc....................            28,680             **      28,680              0                **
                           $      1,000,000*            **  $1,000,000*                              **
 San Diego City
  Retirement.............            26,406             **      26,406              0                **
                           $        915,000*            **  $  915,000*                              **
 EQAT Alliance Growth
  Investors..............            25,974             **      25,974              0                **
                           $        900,000*            **  $  900,000*                              **
 General Motors Employees
  Global Group Pension
  Trust..................            25,974             **      25,974              0                **
                           $        900,000*            **  $  900,000*                              **
 Fortis Series Fund,
  Inc. -- Growth and
  Income Series..........            24,531             **      24,531              0                **
                           $        850,000*            **  $  850,000*                              **
 AIG/National Union Fire
  Insurance..............            23,376             **      23,376              0                **
                           $        810,000*            **  $  810,000*                              **
 U.S. Olympic
  Foundation.............            23,088             **      23,088              0                **
                           $        800,000*            **  $  800,000*                              **
 ICI American Holdings
  Trust..................            22,510             **      22,510              0                **
                           $        780,000*            **  $  780,000*                              **
 Boulder Capital Inc.....            21,645             **      21,645              0                **
                           $        750,000*            **  $  750,000*                              **
 Boulder II Limited......            21,645             **      21,645              0                **
                           $        750,000*            **  $  750,000*                              **
 Onex Industrial Partners
  Limited................            21,645             **      21,645              0                **
                           $        750,000*            **  $  750,000*                              **
 Pebble Capital Inc......            21,645             **      21,645              0                **
                           $        750,000*            **  $  750,000*                              **
 Zeneca Holdings Pension
  Trust..................            21,500             **      21,500              0                **
                           $        745,000*            **  $  745,000*                              **
 Van Kampen Convertible
  Securities Fund........            20,375             **      20,375              0                **
                           $        706,000*            **  $  706,000*                              **
 Associated Electric &
  Gas Insurance Services
  Limited................            20,202             **      20,202              0                **
                           $        700,000*            **  $  700,000*                              **
 Hamilton, Mary Ann......            20,202             **      20,202              0                **
                           $        700,000*            **  $  700,000*                              **
 Key Asset Management,
  Inc. as agent for the
  Victory Convertible
  Securities Fund........            20,202             **      20,202              0                **
                           $        700,000*            **  $  700,000*                              **
 Family Service Life
  Insurance Co...........            17,316             **      17,316              0                **
                           $        600,000*            **  $  600,000*                              **

                                                            Shares Beneficially
                            Shares Beneficially                 Owned After
                              Owned Prior to                   Completion of
                                Offering(1)                   Offering(1)(3)
                           ----------------------           -------------------
                                      Percentage   Shares           Percentage
 Selling Securityholders    Number   of Class(2)+ Offered   Number of Class(2)+
 -----------------------    ------   ------------ --------  ------ ------------
Southern Farm Bureau Life
 Insurance--FRIC.........    15,151       **        15,151     0        **
                           $525,000*      **      $525,000*             **
Memphis Light, Gas &
 Water Retirement Fund...    14,574       **        14,574     0        **
                           $505,000*      **      $505,000*             **
Nations Marsico Annuity
 Growth & Income.........    14,516       **        14,516     0        **
                           $503,000*      **      $503,000*             **
Hamilton Family Trust....    14,430       **        14,430     0        **
                           $500,000*      **      $500,000*             **
Public Employee's
 Retirement Association
 of Colorado.............    14,430       **        14,430     0        **
                           $500,000*      **      $500,000*             **
Value Line Convertible
 Fund, Inc...............    14,430       **        14,430     0        **
                           $500,000*      **      $500,000*             **
Engineers Joint Pension
 Fund....................    13,131       **        13,131     0        **
                           $455,000*      **      $455,000*             **
Guardian Pension Trust...    11,544       **        11,544     0        **
                           $400,000*      **      $400,000*             **
Nalso Chemical Company...    10,533       **        10,533     0        **
                           $365,000*      **      $365,000*             **
Harris Insight
 Convertible Securities
 Fund....................    10,101       **        10,101     0        **
                           $350,000*      **      $350,000*             **
Merrill Lynch Pierce
 Fenner & Smith Inc......    10,101       **        10,101     0        **
                           $350,000*      **      $350,000*             **
Physicians Life..........     9,985       **         9,985     0        **
                           $346,000*      **      $346,000*             **
Writers Guild--Industry
 Health Fund.............     8,802       **         8,802     0        **
                           $305,000*      **      $305,000*             **
SoundShore Opportunity
 Holding Fund Ltd........     8,658       **         8,658     0        **
                           $300,000*      **      $300,000*             **
Merrill Lynch Insurance
 Group...................     8,513       **         8,513     0        **
                           $295,000*      **      $295,000*             **
Elliott Associates, L.P..     7,215       **         7,215     0        **
                           $250,000*      **      $250,000*             **
Westgate International,
 L.P.....................     7,215       **         7,215     0        **
                           $250,000*      **      $250,000*             **
Occidental Petroleum.....     6,522       **         6,522     0        **
                           $226,000*      **      $226,000*             **
General Motors
 Foundation, Inc.........     5,339       **         5,339     0        **
                           $185,000*      **      $185,000*             **
Shell Pension Trust......     5,137       **         5,137     0        **
                           $178,000*      **      $178,000*             **
Baptist Health of South
 Florida.................     4,617       **         4,617     0        **
                           $160,000*      **      $160,000*             **
The First Foundation.....     4,617       **         4,617     0        **
                           $160,000*      **      $160,000*             **
Ohio Workers
 Compensation............     4,473       **         4,473     0        **
                           $155,000*      **      $155,000*             **

                                                                        Shares Beneficially
                           Shares Beneficially Owned                  Owned After Completion
                             Prior to Offering(1)                        of Offering(1)(3)
                           --------------------------------           ----------------------------
                                              Percentage     Shares                   Percentage
 Selling Securityholders     Number          of Class(2)+   Offered    Number        of Class(2)+
 -----------------------     ------         --------------- --------  -----------   --------------
 Boston Museum of Fine
  Art....................            4,329              **     4,329             0               **
                           $       150,000*             **  $150,000*                            **
 Fortis Equity
  Portfolios, Inc.--
  Growth and Income
  Fund...................            4,329              **     4,329             0               **
                           $       150,000*             **  $150,000*                            **
 New Orleans Firefighters
  Pension/Relief Fund....            3,838              **     3,838             0               **
                           $       133,000*             **  $133,000*                            **
 First Republic Bank.....            3,751              **     3,751             0               **
                           $       130,000*             **  $130,000*                            **
 Grady Hospital
  Foundation.............            3,694              **     3,694             0               **
                           $       128,000*             **  $128,000*                            **
 Grable Foundation.......            3,520              **     3,520             0               **
                           $       122,000*             **  $122,000*                            **
 Jackson Investment Fund
  Ltd....................            3,318              **     3,318             0               **
                           $       115,000*             **  $115,000*                            **
 City University of New
  York...................            2,481              **     2,481             0               **
                           $        86,000*             **  $ 86,000*                            **
 David Lipscomb
  University General
  Endowment..............            1,731              **     1,731             0               **
                           $        60,000*             **  $ 60,000*                            **
 Local Initiative Support
  Corporation............            1,645              **     1,645             0               **
                           $        57,000*             **  $ 57,000*                            **
 Island Holdings.........            1,154              **     1,154             0               **
                           $        40,000*             **  $ 40,000*                            **
 BVI Electricity
  Corporate Pension
  Fund...................              952              **       952             0               **
                           $        33,000*             **  $ 33,000*                            **
 Equitable Life Assurance
  Separate Account --
  Balanced...............              865              **       865             0               **
                           $        30,000*             **  $ 30,000*                            **
 Delphi Foundation, Inc..              519              **       519             0               **
                           $        18,000*             **  $ 18,000*                            **
 1976 Distribution F/B/O/
  Jane A. Lauder.........              490              **       490             0               **
                           $        17,000*             **  $ 17,000*                            **
 1976 Distribution Trust
  F/B/O Aerin Lauder
  Zinterhof..............              490              **       490             0               **
                           $        17,000*             **  $ 17,000*                            **

--------
 *  Amount of notes
**  Less than one percent
 +  Percentage of notes held by the listed selling securityholder
(1) Share amounts assume conversion of the notes, at an assumed conversion rate of 28.86 shares per $1,000 principal amount of notes.
(2) Based upon 371,585,000 shares of Common Stock and an aggregate amount of $550,000,000 of 4% Convertible Notes due December 15, 2006 outstanding as of March 31, 2000.
(3) Assumes offer and sale of all notes and shares, although selling securityholders are not obligated to sell any notes or shares securities.

   Because the selling securityholders may, pursuant to this prospectus, or a prospectus supplement, offer all or some portion of the notes they presently hold, no estimate can be given as to the amount of the notes that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified in this prospectus, or a prospectus supplement, may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes, and requested registration thereof, in transactions exempt from the registration requirements of the Securities Act of 1933. Accordingly, since certain other selling securityholders may have purchased these notes and also requested registration thereof, the aggregate amount of securities listed under the caption "Selling Securityholders" in this prospectus, or a prospectus supplement, may exceed the total amount of securities issued or issuable by us. See "Plan of Distribution." We may from time to time, in accordance with the registration rights agreement, include additional selling securityholders or update the amount of securities held by selling securityholders in future supplements to the prospectus.

                            DESCRIPTION OF THE NOTES

   We issued the notes under a document called the "Indenture". The Indenture is a contract between us and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee") and is filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. Wherever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "BEA", "we", "our" or "us" refer solely to BEA Systems, Inc. and not its subsidiaries.

General

   The notes are general, unsecured obligations of BEA. The notes are subordinated on the same basis as our outstanding 4% Convertible Subordinated Notes due June 15, 2005, which means that they rank behind certain of our indebtedness as described below. The notes are limited to $550,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on December 15, 2006. The notes bear interest at the rate per annum shown on the front cover of this Offering Circular from December 20, 1999. We will pay interest on the notes on June 15 and December 15 of each year, commencing on June 15, 1999. Interest payable per $1,000 principal amount of notes for the period from December 20, 1999 to June 15, 2000 will be $19.4444.

   The notes are convertible into shares of our common stock initially at the conversion rate stated on the front cover of this Prospectus at any time before the close of business on December 15, 2006, unless the notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.

   We may redeem the notes at our option at any time on or after December 20, 2002, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption by BEA," plus accrued and unpaid interest to the redemption date. If there is a Change in Control of BEA, you may have the right to require us to repurchase your notes as described below under "--Repurchase at Option of Holders Upon a Change in Control."

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

   The notes are issuable:

  .  only in fully registered form;

  .  without interest coupons; and

  .  in denominations of $1,000 and greater multiples.

   The notes are evidenced by one or more global notes which have been deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

  . DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

  . an Event of Default with respect to the notes represented by the global note has occurred and is continuing.

   In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

   DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  . you cannot get notes registered in your name if they are represented by the global note;

  . you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

  . you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  .  all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

   Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

   Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

   We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

   We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

   We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

   We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

   DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the Trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

   You may, at your option, convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased, at a conversion rate of
28.86 shares of common stock per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $34.65. The conversion rate was adjusted on December 19, 1999 and April 24, 2000 to reflect BEA's 2-for-1 stock splits effected on such dates, and may be adjusted in certain events as described below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

   You may convert all or part of any note by delivering the note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered.

   As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the Trustee to the Conversion Agent for delivery to the Holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank pari passu with the other shares of our common stock.

   If you surrender a note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the next preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except notes (or portions thereof) called for redemption on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any Regular Record Date but before the next succeeding Interest Payment Date, interest payable on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such Regular Record Date.

   No other payment or adjustment for interest, or for any dividends in respect of, our common stock will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

   You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

   The conversion rate will be subject to adjustment for, among other things:

  . dividends (and other distributions) payable in our common stock on shares of our capital stock,

  . the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then Current Market Price of such common stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants,

  .  subdivisions, combinations and reclassifications of our common stock,

  . distributions to all holders of our common stock of evidences of indebtedness of BEA, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations discussed below),

  . distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of our common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the Current Market Price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding), and

  . the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and
     (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

   We reserve the right to such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

   In case of any consolidation or merger of BEA with or into another entity or any merger of another entity into BEA (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock), or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer.

   We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our Board of Directors determines that such increase would be in our best interest. Any such determination will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. No such increase will be taken into account for purposes of determining:

  . whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change In Control as defined below, and

  . whether the closing price of our common stock is at least 140% of the conversion price for purposes of determining whether we may call the notes for redemption under "--Optional Redemption by BEA" below.

   If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of BEA, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes.

Subordination

   The notes are subordinated on the same basis as our outstanding 4% Convertible Subordinated Notes due June 15, 2005 and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Debt, of all of our Senior Debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On March 31, 2000, we had approximately $10 million of Senior Debt and our subsidiaries had approximately $51 million of liabilities (excluding intercompany liabilities).

   "Senior Debt" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

  . our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

  .  all of our obligations for money borrowed,

  . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  . our obligations (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

  . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

  . all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing),

  . all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business),

  . all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior Debt will not include the notes, our 4% Convertible Subordinated Notes due June 15, 2005 or any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

   We may not make any payment on account of principal, premium or interest (including Liquidation Damages, if any) on the notes, or redemption or repurchase of the notes, if either of the following occurs:

  . we default in our obligations to pay principal, premium, interest or other amounts on our Senior Debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

  . any other default occurs and is continuing on any Designated Senior Debt and (1) the default permits the holders of the Designated Senior Debt to accelerate its maturity and (2) the Trustee has received a notice (a "Payment Blockage Notice") of the default from BEA, the holder of such debt or such other person permitted to give such notice under the Indenture.

   If payments of the notes have been blocked by a payment default on Senior Debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or ceases to exist or (2) 179 days after the Payment Blockage Notice is received.

   No nonpayment default that existed on the day a Payment Blockage Notice was delivered to the Trustee can be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced pursuant to a subsequent Payment Blockage Notice until both of the following are satisfied:

  . 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

  . all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

   "Designated Senior Debt" means our obligations under any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be "Designated Senior Debt" for purposes of the Indenture. The instrument, agreement or other document evidencing any Designated Senior Debt may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.

   In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Debt must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Debt are likely to recover more, ratably, than the you are, and you will likely to experience a reduction or elimination of payments on the notes.

   In addition, the notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of BEA to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that BEA itself is recognized as a creditor of such subsidiary, in which case the claims of BEA would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by BEA.

   The Indenture does not limit our ability to incur Senior Debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

Optional Redemption by BEA

   On or after December 20, 2002 we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to call all or part of the notes, we will give at least 30, but no more than 60, days notice to you. We may only redeem the notes from December 20, 2002 through December 14, 2004, if the closing price for our common stock exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date we call all or part of the notes for redemption.

   The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on December 15 of the following years (December 20 through December 14 in the case of the first such period):

      Year                                                      Redemption Price
      ----                                                      ----------------
      2002.....................................................     102.286%
      2003.....................................................     101.714%
      2004.....................................................     101.143%
      2005.....................................................     100.571%

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

   No sinking fund is provided for the notes.

Payment and Conversion

   We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on the June 1 or the December 1 (whether or not a business day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the Trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

   Payments on any global note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any of our agents or the Trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

   Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights."

   We have initially appointed the Trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the Indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" below.

   All moneys deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

   If a Change in Control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

   At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of the our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the Indenture.

   Within 30 days after the occurrence of a Change in Control, we are obligated to give to you notice of the Change in Control and of the repurchase right arising as a result of the Change of Control. We must also deliver a copy of this notice to the Trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

   A Change in Control shall be deemed to have occurred at such time after the original issuance of the notes as:

  . any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than (A) an acquisition by us, any of our subsidiaries or any of our employee benefit plans or (B) an acquisition by Warburg, Pincus Ventures, L.P. or any person controlled by or under common control with Warburg, Pincus Ventures, L.P., so long as any such acquisition does not result, directly or indirectly, in a "going private transaction" within the meaning of the Exchange Act; or

  . we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another Person, other than (1) any such transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which the holders of our common stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and (2) any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

    However, a Change in Control will not be deemed to have occurred if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

   For purposes of these provisions:

  .  the conversion price is equal to $1,000 divided by the conversion rate;

  . whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

  . ""person'' includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

   Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

   We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

   The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

   The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

   Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control could result in an event of default under our Senior Debt. Moreover, a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the Indenture until the Senior Debt is paid in full. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a Change in Control, an Event of Default under the Indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under our Senior Debt. See "--Subordination".

Mergers and Sales of Assets by the Company

   We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

  . the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the such person assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the Indenture, and

  . immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Events of Default

   The following will be Events of Default under the Indenture:

  . we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the Indenture;

  . we fail to pay any interest, including any Liquidated Damages, on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the Indenture;

  . we fail to provide notice of a Change in Control, whether or not such notice is prohibited by the subordination provisions of the Indenture;

  . we fail to perform any other covenant in the Indenture, which failure continues for 60 days after written notice as provided in the Indenture;

  . any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by us or any of our significant subsidiaries in an aggregate principal amount in excess of $10,000,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the Indenture; and

  . certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

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

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the Trustee. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

   If an Event of Default other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to BEA occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the Events of Default, unless it relates to the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to BEA occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the Trustee. For information as to waiver of defaults, see "--Meetings, Modification and Waiver."

   You will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless you give the Trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute proceedings, and the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request and shall have failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including Liquidated Damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the Indenture.

   We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

Meetings, Modification and Waiver

   The Indenture contains provision for convening meetings of the holders of notes to consider matters affecting their interests.

   Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

   However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  .  change the stated maturity of the principal or interest of a note;

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

  .  reduce the principal amount, any premium or interest on any note;

  .  reduce the amount payable upon a redemption or mandatory repurchase;

  . modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

  .  change the place or currency of payment on a note;

  . impair the right to institute suit for the enforcement of any payment on any note;

  .  modify our obligation to maintain an office or agency in New York City;

  . modify the subordination provisions in a manner that is adverse to the holders of the notes;

  .  adversely affect the right to convert the notes;

  . modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

  . reduce the above-stated percentage of holders whose consent is needed to modify or amend the Indenture;

  . reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

  . reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

   The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the Indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the outstanding notes also may waive by written consent any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Notices

   Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

   Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

   We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

   We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

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Governing Law

   The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

   If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes, unless they shall have offered to the Trustee reasonable security or indemnity.


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

                              PLAN OF DISTRIBUTION

   This prospectus relates to the offer and sale from time to time by the holders of notes of an aggregate amount of up to $550,000,000 and shares issuable upon conversion of such notes. The notes were issued in a private placement, and this prospectus has been prepared in connection with registering the notes and shares to allow for sales of notes and shares by the selling securityholders to the public in accordance with the terms of a registration rights agreement between us and the initial purchasers of the notes. We have registered the notes and shares for sale pursuant to the terms of this registration rights agreement, but registration of the notes and shares does not necessarily mean that any of the notes and shares will be offered and sold by the entities that hold them.

   We will not receive any proceeds from the offering by the selling securityholders. The notes and shares may be sold from time to time to purchasers directly by any of the selling securityholders. Alternatively, the selling securityholders may from time to time offer the notes and shares through dealers or agents, who may receive compensation in the form of commissions from the selling securityholders and/or the purchasers of notes and shares for whom they may act as agent. The selling securityholders and any dealers or agents that participate in the distribution of notes and shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of notes and shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

   At a time a particular offer of notes or shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling securityholders and any other required information. The notes and shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

   In order to comply with the securities laws of certain states, if applicable, the notes and shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the notes and shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

   The notes and shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of notes or shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such Securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling securitiesholders may arrange for other broker-dealers to participate.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of securities offered pursuant to this Prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Certain attorneys at Morrison & Foerster LLP who perform substantive services for BEA own an aggregate of approximately 50,000 shares of Common Stock of the Company.

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